- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                 / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                 ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        LEXINGTON PRECISION CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies: N/A

        (2) Aggregate number of securities to which transaction applies: N/A

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 N/A

        (4) Proposed maximum aggregate value of transaction: N/A

        (5) Total fee paid: N/A

            1 Set forth the amount on which the filing fee is calculated and state how it was determined.

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                        LEXINGTON PRECISION CORPORATION
                                767 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 1996

        The Annual Meeting of Stockholders of LEXINGTON PRECISION CORPORATION (the "Company") will be held at the offices of Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, 24th Floor, New York, New York, on Thursday, May 16, 1996, at 10:30 A.M. for the purpose of considering and acting upon the following matters.

        (1) The election of two directors as set forth in the accompanying Proxy Statement.

        (2) The ratification or disapproval of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1996.

        (3) The transaction of such other business as may properly come before the meeting and any adjournments thereof.


        Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on April 1, 1996 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournments thereof.

        ALL STOCKHOLDERS ARE URGED TO DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY TO THE COMPANY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                         By Order of the Board of Directors,

                                         Kenneth I. Greenstein
                                         Secretary

April 15, 1996
New York, New York

                        LEXINGTON PRECISION CORPORATION
                                767 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 1996

                                  SOLICITATION

        This Proxy Statement is being mailed to stockholders on or about April 17, 1996, in connection with the solicitation of proxies by the Board of Directors of LEXINGTON PRECISION CORPORATION, a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held on May 16, 1996. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders and a form of proxy for such meeting. A copy of the Company's Annual Report for the year ended December 31, 1995, which contains financial statements and related data, also accompanies this Proxy Statement.

        All proxies which are properly completed, signed and returned to the Company in time will be voted in accordance with the instructions thereon. Proxies may be revoked by any stockholder upon written notice to the Secretary of the Company prior to the exercise thereof and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person if they so desire.

        The expense of preparing, assembling, printing and mailing the form of proxy and the material used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $3,000. In addition, the Company may employ a proxy solicitation organization at a cost not to exceed $15,000.

        The Board of Directors has fixed the close of business on April 1, 1996, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the record date, the Company had outstanding 4,228,036 shares of its common stock, $.25 par value (the "Common Stock"), and 5,100 shares of its $8 Cumulative Convertible Preferred Stock, Series B, $100 par value (the "Series B Preferred Stock"), the holders of each of which are entitled to one vote per share. A plurality of the votes of the shares of the Company's Common Stock and Series B Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of shares of the Company's Common Stock and Series B Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the selection of auditors.

        With regard to the election of directors, votes may be cast in favor or withheld. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but have no legal effect under Delaware law and, consequently, will not affect the outcome of the voting on such proposal. With regard to other proposals, abstentions may be specified. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions with respect to proposals such as those to be considered at the Annual Meeting, the Company believes that abstentions are shares present and entitled to vote on the subject matter and, therefore, intends to count abstentions in respect of a particular proposal for purposes of determining both the presence or absence of a quorum for the transaction of business at the Annual Meeting and the total number of shares present and entitled to vote with respect to such proposal. Accordingly, an abstention will have the same effect as a vote against the subject proposal at the Annual Meeting. Under Delaware law, broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary power) may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business but not for purposes of determining the voting power present with respect to nondiscretionary proposals. Although the Company believes that the proposals to be considered at the Annual Meeting are proposals in respect of which brokers and other nominees typically have discretion, the Company believes that, due to the timing of the mailing of this Proxy Statement and related materials, such proposals may be treated as non-discretionary proposals. If there are any broker non-votes in respect of these proposals, the Company intends to treat such broker non-votes as stated above.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of the Company's Common Stock, as of April 1, 1996, by each person known to or believed by the Company to own beneficially more than 5% of its outstanding Common Stock.



             NAME AND ADDRESS OF      SHARES OF COMMON STOCK    OWNED(1)CENT OF
              BENEFICIAL OWNER         BENEFICIALLY OWNED(1)      CLASS OWNED
             -------------------      ----------------------      -----------
Michael A. Lubin                           1,430,934 (2)             32.2%
Lubin, Delano & Company
767 Third Avenue
New York, New York 10017

Warren Delano                              1,300,547 (3)             29.3
Lubin, Delano & Company
767 Third Avenue
New York, New York 10017

William B. Conner                            219,906 (4)              5.2
Conner Holding Company
1030 State Street
Erie, Pennsylvania 16501

- - ---------------------------------------
(1) The persons named in the table have sole voting and dispositive power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, except as set forth in the notes to the table and subject to community property laws, where applicable.

                      (footnotes continued on next page)

                    (footnotes continued from prior page)

(2) Includes (i) 35,000 shares owned by each of Mr. Lubin's two minor sons with respect to which Mr. Lubin acts as custodian under the New York Uniform Gifts to Minors Act, (ii) 222,200 shares which Mr. Lubin has the right to aquire upon the conversion of $505,000 principal amount of the Company's Junior Subordinated Convertible Notes, due May 1, 2000 (the "14% Convertible Notes"), owned by Mr. Lubin at an initial conversion price (subject to adjustment) of $2.27273 per share of Common Stock, (iii)
    50,000 shares owned by an Individual Retirement Account of Mr. Lubin and
    (iv) 50,000 shares owned by a profit sharing plan of which Mr. Lubin is a beneficiary.

(3) Includes (i) 217,800 shares which Mr. Delano has the right to acquire upon the conversion of $495,000 principal amount of the Company's 14% Convertible Notes owned by Mr. Delano at an initial conversion price (subject to adjustment) of $2.27273 per share of Common Stock, (ii) 110,750 shares owned by Individual Retirement Accounts of Mr. Delano and (iii) 50,000 shares owned by a profit sharing plan of which Mr. Delano is a beneficiary.

(4) Includes 158,594 shares owned by Conner Holding Company, a Nevada corporation, of which Mr. Conner is President, a director and majority stockholder.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

        The By-Laws of the Company provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, and that directors shall be elected for terms of three years on a staggered basis. There are presently six directors, two whose terms expire in 1996, two whose terms expire in 1997 and two whose terms expire in 1998. Unless authority to vote for the election of a director is specifically withheld by appropriate designation on the face of the proxy, it is the intention of persons named in the accompanying form of proxy to vote such proxy for the election at the Annual Meeting of William B. Conner and Phillips E. Patton as directors, to serve until the 1999 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Messrs. Conner and Patton are presently members of the Company's Board of Directors. The proxies cannot be voted for a greater number of persons than two. Management has no reason to believe that the named nominees will be unable or unwilling to serve if elected. However, in such case, it is intended that the individuals named in the enclosed proxy will vote for the election of such substituted nominees as the Company's Board of Directors may recommend.

        Certain information concerning the nominees and directors continuing in office is set forth in the following table.

                                                        PRINCIPAL OCCUPATION, BUSINESS
                NAME                   AGE               EXPERIENCE AND DIRECTORSHIPS
                ----                   ---              ------------------------------
NOMINEES FOR TERMS EXPIRING IN 1999
William B. Conner                      63    Private Investor. President and director of Conner
                                             Holding Company, a holding company for aviation
                                             companies, and Chairman of the Board of the
                                             subsidiaries thereof for more than five years.
                                             Director of Acordia, Inc., a holding company for
                                             insurance brokerage, claims administration and
                                             employee benefits consulting companies, since April
                                             1991. President of Robinson-Conner, Inc., an
                                             insurance brokerage firm which became a subsidiary
                                             of Acordia, Inc. in April 1991, from 1967 until June
                                             1993. Executive Vice President of Acordia, Inc. from
                                             April 1991 until March 1993. Director of the Company
                                             since 1981.

                        (table continued on next page)


                                                        PRINCIPAL OCCUPATION, BUSINESS
                NAME                   AGE               EXPERIENCE AND DIRECTORSHIPS
                ----                   ---              ------------------------------
Phillips E. Patton                     58    Private Investor. Chairman of the Board and
                                             President of Specialty Packaging Products Inc., a
                                             manufacturer of metal and plastic packaging
                                             components, from February 1984 until November 1992.
                                             Director of Regency Bank, a Richmond, Virginia,
                                             commercial bank, since 1987. Director of the Company
                                             since 1993.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

Warren Delano                          45    President of the Company since January 1988 and
                                             Chief Operating Officer of the Company from January
                                             1988 through May 1991. Partner of Lubin, Delano &
                                             Company, an investment banking and consulting firm,
                                             for more than five years. Director of the Company
                                             since 1985.

Kenneth I. Greenstein                  66    Secretary of the Company since September 1979.
                                             Stockholder of a professional corporation which is a
                                             partner in Nixon, Hargrave, Devans & Doyle LLP, a
                                             law firm, for more than five years. Director of the
                                             Company since 1978.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

Michael A. Lubin                       46    Chairman of the Board of the Company since May 1991
                                             and Chief Executive Officer of the Company from
                                             January 1988 through May 1991. Partner of Lubin,
                                             Delano & Company, an investment banking and
                                             consulting firm, for more than five years. Executive
                                             Vice President and Chief Operating Officer of Salant
                                             Corporation, a manufacturer of men's, women's and
                                             children's apparel, since October 1995. Director of
                                             the Company since 1985.

Arnold W. MacAlonan                    77    Vice Chairman of the Board and Senior Vice President
                                             of the Company from 1981 until retirement in
                                             February 1986. Director of the Company since 1969.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The Board of Directors met four times during 1995. During 1995, each of the directors attended 75% or more of the meetings held by the Board of Directors and 75% or more of the meetings held by the Committees of the Board of Directors on which such person served.

        As of December 31, 1995, the Board of Directors had standing Audit and Compensation Committees. The members of those Committees were as follows:

   NAME OF COMMITTEE             CHAIRMAN               OTHER MEMBER
   -----------------             --------               ------------
Audit Committee            Arnold W. MacAlonan     Kenneth I. Greenstein

Compensation Committee     William B. Conner       Phillips E. Patton

        The Audit Committee, which is comprised of two non-management members of the Board of Directors, met two times during 1995. Its functions included consulting periodically with the Company's independent auditors as to the nature, scope and results of their audit of the accounts of the Company, reviewing the Company's internal accounting controls and procedures and such other related matters as the Audit Committee deemed advisable.

        The Compensation Committee, which is comprised of two members of the Board of Directors (none of whom is an employee of the Company or eligible to receive restricted stock awards pursuant to the Company's 1986 Restricted Stock Award Plan), met two times during 1995. Its functions included reviewing salaries, cash bonus awards and existing or potential compensation plans for the Company's executive officers and other key employees and making recommendations to the Board of Directors regarding such salaries, cash bonus awards and incentive compensation plans. Additionally, this Committee administers the 1983 Incentive Stock Option Plan and the 1986 Restricted Stock Award Plan. The Committee is responsible for, among other matters, determining the employees of the Company to whom, and the time or times at which, options or awards shall be granted as well as the number of shares issuable upon exercise of each option to be awarded.

        Each member of the Board of Directors receives an annual fee of $8,000. Each member of the Company's Audit Committee receives an additional annual fee of $4,000. Directors receive $1,000 for each Board or Committee meeting attended in person as well as reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors receive $250 for each Board meeting and each Audit Committee meeting attended by telephone. There are no other fees paid to directors for services rendered as members of the Board of Directors or Committees of the Board of Directors.

EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

        The following table sets forth certain information concerning the executive officers and other key employees of the Company.

       NAME                           POSITION AND OFFICES                   AGE
       ----                           --------------------                   ---
Michael A. Lubin         Chairman of the Board                               46

Warren Delano            President                                           45

Dennis J. Welhouse       Senior Vice President, Chief Financial Officer      47
                         and Assistant Secretary

Kelly L. MacMillan       Treasurer                                           30

James B. Bergman         President of Lexington Components, Inc., a          51
                         subsidiary of the Company ("LCI"), and
                         President of the Electrical Insulator Division
                         of LCI

Keith G. Blockinger      President of the Precision Seals Division of        37
                         LCI

Robert A. Dewey          President of Ness Precision Products,               41
                         a division of the Company ("Ness")

Arthur K. Martin         President of Falconer Die Casting Company,          67
                         a division of the Company ("Falconer")

John C. Miller           President of Lexington Manufacturing,               38
                         a division of the Company

        Mr. Lubin has been Chairman of the Board of the Company since May 1991. Mr. Lubin was Chief Executive Officer of the Company from January 1988 through May 1991. For more than five years, Mr. Lubin has been a partner of Lubin, Delano & Company, an investment banking and consulting firm which has been retained by the Company. Since October 1995, Mr. Lubin has served as Executive Vice President and Chief Operating Officer of Salant Corporation, a manufacturer of men's, women's and children's apparel.

        Mr. Delano has been President of the Company since January 1988. Mr. Delano was Chief Operating Officer of the Company from January 1988 through May 1991. For more than five years, Mr. Delano has been a partner of Lubin, Delano & Company, an investment banking and consulting firm which has been retained by the Company.

        Dennis J. Welhouse has been Senior Vice President of the Company since March 1992 and Chief Financial Officer and Assistant Secretary of the Company since November 1988. Mr. Welhouse was Vice President-Finance of the Company from November 1988 through March 1992.

        Kelly L. MacMillan has been Treasurer of the Company since July 1995. Ms. MacMillan was Assistant Treasurer of the Company from November 1991 through June 1995. Prior to joining the Company in July 1991, Ms. MacMillan was employed as an audit senior for Arthur Andersen LLP.

        James B. Bergman has been President of LCI since July 1989 and President of the Electrical Insulator Division of LCI since January 1996. Mr. Bergman was President of Elastomeric Products, Inc., a former subsidiary of the Company which was merged into LCI in April 1991 ("EPI"), from July 1989 through April 1991.

        Keith G. Blockinger has been President of the Precision Seals Division of LCI since July 1995. Mr. Blockinger was Vice President of LCI and General Manager of the Precision Seals Division from December 1992 through June 1995 and General Manager of the Precision Seals Division from April 1991 to December 1992. Prior to April 1991, Mr. Blockinger was General Manager of EPI.

        Robert A. Dewey has been President of Ness since May 1991. Mr. Dewey was Vice President, General Manager of the Casa Grande, Arizona, facility of Ness from March 1989 through May 1991.

        Arthur K. Martin has been President of Falconer for more than five years.

        John C. Miller has been President of Lexington Manufacturing since April 1995. Mr. Miller was Vice President, Engineering of LCI from January 1993 through March 1995 and Corporate Process Engineer of LCI from January 1992 through January 1993. Prior to joining the Company in January 1992, Mr. Miller was employed as a project engineer for Robbin Industries, Inc., a manufacturer of rubber components.

        Each of the Company's executive officers and other key employees serves at the pleasure of the Board of Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock, as of April 1, 1996, by each director and director nominee, by each of the named executive officers and by all directors and executive officers as a group.

                                     SHARES OF COMMON STOCK     PERCENT OF
    NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1)     CLASS OWNED
    ------------------------         ----------------------     -----------
Michael A. Lubin                          1,430,934(2)              32.2%
Warren Delano                             1,300,547(3)              29.3
William B. Conner                           219,906(4)               5.2
Phillips E. Patton                           92,000                  2.2
Dennis J. Welhouse                           65,842                  1.6
Kenneth I. Greenstein                        35,636(5)                 *
Arnold W. MacAlonan                          10,000(6)                 *

Directors and executive officers
  as a group (8 persons)                  3,154,865(7)              67.4

- - ---------------------------------------

* Less than one percent.

(1) The persons named in the table have sole voting and dispositive power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, except as set forth in the notes to the table and subject to community property laws, where applicable.

(2) Includes (i) 35,000 shares owned by each of Mr. Lubin's two minor sons with respect to which Mr. Lubin acts as custodian under the New York Uniform Gifts to Minors Act, (ii) 222,200 shares which Mr. Lubin has the right to acquire upon the conversion of $505,000 principal amount of the Company's 14% Convertible Notes owned by Mr. Lubin at an initial conversion price (subject to adjustment) of $2.27273 per share of Common Stock, (iii) 50,000 shares owned by an Individual Retirement Account of Mr. Lubin and (iv) 50,000 shares owned by a profit sharing plan of which Mr. Lubin is a beneficiary.

                       (footnotes continued on next page)

                     (footnotes continued from prior page)

(3) Includes (i) 217,800 shares which Mr. Delano has the right to acquire upon the conversion of $495,000 principal amount of the Company's 14% Convertible Notes owned by Mr. Delano at an initial conversion price (subject to adjustment) of $2.27273 per share of Common Stock, (ii) 110,750 shares owned by Individual Retirement Accounts of Mr. Delano and (iii) 50,000 shares owned by a profit sharing plan of which Mr. Delano is a beneficiary.

(4) Includes 158,594 shares owned by Conner Holding Company, a Nevada corporation, of which Mr. Conner is President, a director and majority stockholder.

(5) Includes 8,170 shares owned by a pension plan of which Mr. Greenstein is sole beneficiary.

(6) Represents, shares of Common Stock which Mr. MacAlonan has the right to acquire through the conversion of 675 shares of the Company's Series B Preferred Stock. Does not include the following equity securities in which Mr. MacAlonan disclaims any beneficial interest: (i) 11,268 shares of Common Stock owned by Mr. MacAlonan's wife; (ii) 10,311 shares of Common Stock which Mr. MacAlonan's wife has the right to acquire through the conversion of 696 shares of Series B Preferred Stock; or (iii) 11,319 shares of Common Stock which a trust of which Mr. MacAlonan's wife is one of three contingent beneficiaries has the right to acquire through the conversion of 764 shares of Series B Preferred Stock.

(7) See footnotes 1 through 6, above.

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), and the rules promulgated thereunder require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and to furnish to the Company copies of all such filings. The Company has determined, based solely upon a review of (i) those reports and amendments thereto furnished to the Company during and with respect to the year ended December 31, 1995, and
(ii) written representations from certain reporting persons, that (a) each of Mr. Lubin and Mr. Delano was inadvertently late in filing a Form 4 reporting the purchase of 8,611 shares of the Company's common stock, (b) Arthur K. Martin was inadvertently late in filing a Form 4 reporting the purchase through option exercise of 10,000 shares of the Company's common stock and subsequent sale of 17,222 shares, (c) Kelly L. MacMillan was inadvertently late in filing a Form 3 reporting her status as an officer of the Company effective July 1, 1995, and
(d) Messrs. Blockinger and Miller inadvertently failed to file Form 3's reporting their status as key employees of the Company effective April 1 and July 1, 1995, respectively.

EXECUTIVE COMPENSATION

        The following table summarizes compensation, for the Company's past three fiscal years, paid to the Company's chief executive officer and other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
         NAME AND              FISCAL     -------------------------       ALL OTHER
    PRINCIPAL POSITION          YEAR      SALARY($)     BONUS($)(1)     COMPENSATION($)
- - ---------------------------    ------     ---------     -----------     ---------------
Michael A. Lubin                1995       211,250(2)     175,000(3)          -0-
  Chairman of the               1994       188,667(2)         -0-             -0-
  Board and Director            1993       158,250(4)     164,205(5)          -0-

Warren Delano                   1995       211,250(6)     175,000(3)          -0-
  President and Director        1994       188,417(6)         -0-             -0-
                                1993       158,250(7)     164,205(5)          -0-

Dennis J. Welhouse              1995       126,552         28,474           6,741(8)
  Senior Vice President,        1994       121,680            -0-           7,525(8)
  Chief Financial Officer       1993       117,000         35,100           5,702(8)
  and Assistant Secretary

- - ---------------------------------------

                           (footnotes on next page)

                     (footnotes to table from prior page)

(1) Amounts reported in a particular year reflect bonuses earned for services rendered in that year and paid in that year or the following year.

(2) Represents (i) compensation in the amounts of $200,000 and $175,000, respectively, paid indirectly to Mr. Lubin through Lubin, Delano & Company pursuant to the 1995 and 1994 compensation packages with Lubin, Delano & Company for his services rendered as an executive officer of the Company and
    (ii) fees paid to Mr. Lubin for serving as a member of the Company's Board of Directors. Lubin, Delano & Company is an investment banking and consulting firm of which Messrs. Lubin and Delano are the two partners. See "Compensation Committee Report on Executive Compensation" and "Certain Relationships and Transactions."

(3) Amount represents (i) a bonus payment of $75,000 and (ii) 50% of a $200,000 fee paid in cash to Lubin, Delano & Company for services rendered in connection with the refinancing of certain of the Company's indebtedness on January 31, 1995.

(4) Represents (i) compensation in the amount of $50,000 paid indirectly to Mr. Lubin through Lubin, Delano & Company for his services rendered as an executive officer of the Company, (ii) compensation in the amount of $100,000 paid indirectly to Mr. Lubin through Lubin, Delano & Company pursuant to an Investment Banking and Consulting Agreement and (iii) fees paid to Mr. Lubin for serving as a member of the Company's Board of Directors. See "Certain Relationships and Transactions."

(5) Represents 50% of a $328,410 fee paid to Lubin, Delano & Company, pursuant to an Investment Banking and Consulting Agreement, for services rendered in connection with the restructuring of the Company's indebtedness, which was consummated on January 18, 1994. The fee was comprised of cash compensation of $250,000 and 100,000 shares of the Company's Common Stock having an estimated fair market value, as of January 18, 1994, of $78,410 (based upon then-current known large block trades executed at arms' length as well as conversations with market-makers in the Company's Common Stock). See "Certain Relationships and Transactions."

(6) Represents (i) compensation in the amounts of $200,000 and $175,000, respectively, paid indirectly to Mr. Delano through Lubin, Delano & Company pursuant to the 1995 and 1994 compensation packages with Lubin, Delano & Company for his services rendered as an executive officer of the Company and
    (ii) fees paid to Mr. Delano for serving as a member of the Company's Board of Directors. See "Compensation Committee Report on Executive Compensation" and "Certain Relationships and Transactions."

(7) Represents (i) compensation in the amount of $50,000 paid indirectly to Mr. Delano through Lubin, Delano & Company for his services rendered as an executive officer of the Company, (ii) compensation in the amount of $100,000 paid indirectly to Mr. Delano through Lubin, Delano & Company pursuant to an Investment Banking and Consulting Agreement and (iii) fees paid to Mr. Delano for serving as a member of the Company's Board of Directors. See "Certain Relationships and Transactions."

(8) Represents (i) Company contributions of $6,252, $7,064 and $5,265 made to Mr. Welhouse's account under the Company's 401(k) Plan in 1995, 1994 and 1993, respectively; and (ii) insurance premiums in the amount of $489, $461 and $437 paid by the Company in respect of term life insurance owned by Mr. Welhouse in 1995, 1994 and 1993, respectively.

        No stock options were granted to any of the persons named in the Summary Compensation Table above during 1995. No stock appreciation rights have been issued to any of such persons. The following table sets forth, for each of such persons, information concerning stock options exercised during 1995 and unexercised stock options.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                 ----------------------------------------------
                            AND FY-END OPTION VALUES
                            ------------------------

                                                                  NUMBER OF
                                                                  SECURITIES           VALUE OF
                                                                  UNDERLYING          UNEXERCISED
                                                                 UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS              OPTIONS
                              SHARES                            AT FY-END (#)        AT FY-END ($)
                           ACQUIRED ON      VALUE REALIZED       EXERCISABLE/        EXERCISABLE/
         NAME              EXERCISE (#)           ($)           UNEXERCISABLE        UNEXERCISABLE
- - -----------------------    ------------     ---------------     --------------     -----------------
Michael A. Lubin                 -0-               -0-                 -0-                -0-
Warren Delano                    -0-               -0-                 -0-                -0-
Dennis J. Welhouse             5,000             4,375(1)              -0-                -0-

- - ---------------------------------------

(1) Amount based on an estimated market value of $2.50 per share on May 19, 1995, the exercise date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is comprised of two non-employee directors of the Company. The Compensation Committee is responsible, subject to the approval of the Board of Directors, for administering the Company's compensation program.

COMPENSATION PHILOSOPHY AND POLICY

        The Company's compensation program generally is designed to motivate and reward the Company's executive officers and other personnel responsible for attaining financial, operational and strategic objectives that will contribute to the overall goal of enhancing stockholder value. In administering the plan, the Compensation Committee assesses the performance of individuals and the Company relative to those objectives.

        The Company's compensation program generally provides incentives to achieve annual and longer term objectives. The principal elements of the compensation plan include base salary, cash bonus awards and stock awards in the form of grants of restricted Common Stock. These elements generally are blended in order to provide compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives designed to enhance stockholder value and align the interests of the Company's executive officers and other high level personnel with those of the Company's stockholders.

        BASE SALARY. Messrs. Delano and Lubin are compensated indirectly by the Company through payments made to Lubin, Delano & Company, an investment banking and consulting firm of which they are the only partners. During 1995, the aggregate annual payments made to Lubin, Delano & Company for services provided by Messrs. Delano and Lubin in the capacities of President and Chairman of the Board, respectively, were $400,000. The Company's arrangements with Lubin, Delano & Company also provided for additional compensation as agreed upon for services provided by Lubin, Delano & Company in connection with any acquisitions, divestitures, financings or similar transactions involving the Company and an incentive fee based upon the Company's performance as measured against its 1995 budgeted operating profit. Pursuant to these arrangements, during 1995 the Company paid additional compensation of $200,000 to Lubin, Delano & Company for services provided by Lubin, Delano & Company in connection with a refinancing of certain of the Company's indebtedness which was completed on January 31, 1995, and accrued $150,000 for 1995 incentive fees owing to Lubin, Delano & Company.

        The compensation package for Lubin, Delano & Company for investment banking and financial advisory services was determined as a result of negotiations between the Company and Lubin, Delano & Company. The compensation paid for the combined services of Messrs. Delano and Lubin as President and Chairman of the Board of the Company, respectively, was determined by considering the competitive marketplace for executive talent and the responsibilities of such positions after taking into account the compensation payable to Lubin, Delano & Company for investment banking and financial advisory services. During October 1995, Mr. Lubin was named Executive Vice President and Chief Operating Officer of Salant Corporation. The Compensation Committee believes that, notwithstanding Mr. Lubin's engagement by Salant Corporation, the compensation package payable to Lubin, Delano & Company for the combined services of Messrs. Delano and Lubin over the course of the year as executive officers of the Company comports with the Compensation Committee's subjective perception of the base compensation levels of chief executives employed by other industrial companies, both public and private.

        The Company, through the Compensation Committee, and Lubin, Delano & Company are discussing the compensation arrangements for 1996. Pending the resolution of such discussions, Lubin, Delano & Company is being compensated for the services provided by Messrs. Delano and Lubin to the Company at the basic fee rate of $400,000 per year.

        In determining the base pay levels and increases therein for the other executive officers and key employees of the Company, the Compensation Committee considers the compensation paid by a group of industrial companies which are generally similar to the Company. The number and composition of the group with which the Company compares itself for this purpose is subject to change as the companies change size or focus, merge or are acquired. Base pay levels, prior to taking into account other factors considered by the Compensation Committee, are at the mid-range of base pay levels for such group of companies. The Compensation Committee believes that the Company's most direct competitors are private companies which do not publicly disclose executive compensation, financial condition or operating performance information. The Compensation Committee also believes that the companies with which the Company compares itself for determining executive compensation are not necessarily included in the indices used to compare stockholder returns which are contained elsewhere in the Proxy Statement in which this report appears. In determining the salary component of the cash compensation packages and base pay levels and increases for these officers and employees, the Compensation Committee also takes into consideration the recent performance of the individual and the Company, the experience of the individual and the scope and complexity of the position. The Compensation Committee does not assign weights to these factors nor consider any one more important than the others.

        In evaluating the performance and setting the compensation of Messrs. Delano and Lubin and the Company's other senior management during 1995, the Compensation Committee took particular note of management's success in restructuring the Company's operations over the last five years to maximize efficiencies by (i) closing and consolidating certain of the Company's facilities, (ii) improving the profitability of continuing operations by creating specialized strategic business units focused on niche markets and introducing technological improvements designed to permit the Company to service these markets efficiently, (iii) acquiring and integrating complementary businesses, (iv) constructing new facilities and relocating certain operations,
(v) discontinuing unprofitable divisions (vi) restructuring the Company's capital structure and expanding of its working capital financing arrangements and (vii) increasing the sales and pretax operating profits of the Company during each of the last three years. These factors were considered in connection with the transaction-related compensation paid to Lubin, Delano & Company in respect of 1995.

        INCENTIVE COMPENSATION PLAN. The Company has an incentive compensation plan which provides for the payment of cash bonus awards to certain officers and key employees of the Company to provide incentive to increase profitability while efficiently managing the Company's assets. Cash bonus awards are paid to eligible officers and key employees selected by an operating company president and the president of the Company from bonus funds accumulated based upon the performance of the Company or its operating companies, as appropriate, during the prior year. The amount of an employee's award under the plan is based upon the attainment of predetermined operating profit targets, sales targets, or both; for the Company, the operating company or the manufacturing facility, as well as such employee's personal performance and aggregate base salary received during the year. The Compensation Committee of the Company's Board of Directors is responsible for the supervision of the plan. Messrs. Delano and Lubin were eligible to receive compensation under the incentive compensation plan for 1995. Messrs. Delano, Lubin and Welhouse received $75,000, $75,000 and $28,474, respectively, pursuant to the Company's incentive compensation plan for services rendered during 1995.

        STOCK AWARDS. To promote the Company's long-term objectives, stock awards are made to officers and certain key employees who are in a position to make a significant contribution to the Company's long-term success. The stock awards are made pursuant to the Company's 1986 Restricted Stock Award Plan, in the form of grants of restricted Common Stock.

        A restricted stock award consists of a grant of a specified number of shares of the Company's Common Stock with an appropriate restrictive legend affixed thereto. Shares of restricted Common Stock may not be sold or otherwise transferred by an employee until ownership vests in the employee, at the time and in the manner specified by the Compensation Committee at the time of the award.

        Since the restricted stock awards vest and may grow in value over time, these components of the Company's compensation plan are designed to reward performance over a sustained period and to enhance stockholder value through the achievement of corporate objectives. The Company intends that these awards will strengthen the focus of its officers and other key employees on managing the Company from the perspective of a person with an equity stake in the Company.

        Stock awards are not granted each year. In selecting recipients and the size of grants, the Compensation Committee considers various factors such as the potential of the recipient, prior grants, a comparison of awards made to officers in comparable positions at similar companies and Company performance. The assessment of Company performance may include an analysis of (i) growth in earnings and market share and (ii) Company earnings as compared to earnings growth of other precision component parts manufacturers. No stock awards were made during 1995.

        TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Beginning in 1994, the Internal Revenue Code (the "Code") imposed limitations upon the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as stockholder approval). Based on the Company's current compensation plans and policies, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. The Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the Compensation Committee determine that such an action is in the best interests of the Company.

                                         COMPENSATION COMMITTEE

                                         William B. Conner, Chairman
                                         Phillips E. Patton

                           STOCK PRICE PERFORMANCE

        Set forth below is a line graph comparing the yearly cumulative total stockholder return on the Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the S & P 500 Stock Index and the NASDAQ Market Index.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
FOR LEXINGTON PRECISION CORPORATION, S&P 500 STOCK INDEX AND NASDAQ MARKET INDEX

                                   [FIGURE]

- - --------------------------------------------------------------------------------------------------
              LEXINGTON PRECISION CORPORATION
                   SHARE OF COMMON STOCK          S&P 500 STOCK INDEX      NASDAQ MARKET INDEX
- - --------------------------------------------------------------------------------------------------
               CLOSING         INDEXED TO                   INDEXED TO                 INDEXED TO
  DATE          PRICE           12/31/90           CLOSE     12/31/90       CLOSE       12/31/90
- - --------------------------------------------------------------------------------------------------
12/31/90       $ 0.25          $  100.00          330.22      $100.00       373.84        $100.00
12/31/91         0.25             100.00          417.09       126.31       586.34         156.84
12/31/92         0.25             100.00          435.71       131.95       676.95         181.08
12/31/93         1.00             400.00          466.45       141.25       776.82         207.79
12/31/94         1.75             700.00          459.27       139.08       751.96         201.14
12/31/95         2.50           1,000.00          615.93       186.52     1,052.14         281.44
- - --------------------------------------------------------------------------------------------------

        As of December 31, 1991, 1992 and 1993, no material trading data for the Company's Common Stock was publicly available. For purposes of the above graph, the Company utilized a bid quotation for the Company's Common Stock of $0.25 per share, and $1.00 per share as of December 31, 1993 based upon conversations with market-makers in the Company's Common Stock. Since April 8, 1994, trading information has been available from the OTC Bulletin Board provided by the National Association of Securities Dealers. Using this information the Company has estimated that the market price of the Company's common stock as of December 31, 1994 and 1995 was $1.75 and $2.50 per share, respectively. The Company believes that five brokerage firms currently make a market in the Company's Common Stock, although both bid and asked quotations may at times be limited.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors consists of Messrs. Conner and Patton. Until June 1993, Mr. Conner was the President of Robinson-Conner, Inc., an insurance brokerage firm which specialized in providing a complete line of commercial insurance coverage, life and accident insurance and third-party administration of health claims. Robinson-Conner, Inc. was purchased by Acordia, Inc., a holding company for insurance brokerage, claims administration and employee benefits consulting companies, in April 1991. Mr. Conner has been a director of Acordia, Inc. since April 1991 and was Executive Vice President of Acordia, Inc. from April 1991 until March 1993. After a competitive bidding process, the Company has from time to time secured large portions of its insurance coverage through and purchased its third-party administration services from certain subsidiaries of Acordia, Inc. During 1995, Acordia of Western Pennsylvania, a subsidiary of Acordia, Inc., acted as agent in connection with the purchase of certain insurance coverages and the collection of insurance company premiums and brokerage fees in the amount of $798,000. The Company also paid Acordia

National, a subsidiary of Acordia, Inc., fees in the amount of $88,000 for the administration of certain of the Company's group health insurance plans.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Warren Delano and Michael A. Lubin beneficially own 29.3% and 32.2%, respectively, of the Common Stock of the Company.

        Messrs. Delano and Lubin are successors to the rights of L&D Precision Limited Partnership ("Precision") under a 1985 agreement between Precision and the Company. Pursuant to the agreement, the Company enlarged its Board of Directors and elected Messrs. Delano and Lubin, as Precision's representatives, to the Company's Board of Directors and Executive Committee. Mr. Delano also was elected to the Company's Compensation Committee and Mr. Lubin was elected to the Company's Audit Committee. The agreement provides that so long as Precision or its nominees holds beneficially and of record at least 325,000 shares of Common Stock (subject to adjustment) issued to Precision in connection with a 1985 private placement (the "Private Placement"), the Company will utilize its best efforts to ensure that (i) each of the representatives of Precision elected to the Company's Board of Directors (or his successor designated by Precision) will be nominated to serve in such capacity for each succeeding term of such director, (ii) each of the two representatives of Precision then serving as a director of the Company also will serve as a member of the Company's Executive Committee and (iii) at least one of such representatives will serve on each of the Audit Committee and the Compensation Committee of the Company's Board of Directors. The agreement also provides that, so long as Precision holds beneficially and of record at least 200,000 of such shares (subject to adjustment), the Company will utilize its best efforts to ensure that (i) one of the representatives of Precision elected to the Board of Directors (or his successor designated by Precision) will be nominated to serve in such capacity for each succeeding term of such director, (ii) such representative of Precision also will serve as a member of the Executive Committee and (iii) such representative will serve on each of the Audit Committee and the Compensation Committee of the Board of Directors. Messrs. Delano and Lubin have waived their rights to have representatives serve on the Executive Committee, the Audit Committee and the Compensation Committee until such further time as they desire to invoke such right.

        Messrs. Delano and Lubin serve as the President and Chairman of the Board of the Company, respectively, and are also the partners of Lubin, Delano & Company, an investment banking and consulting firm. For 1995, the Company agreed to compensate Messrs. Delano and Lubin indirectly through Lubin, Delano & Company by payment of an annual fee of $400,000, an incentive fee based upon the Company's performance as measured against its 1995 budgeted operating profit, and additional compensation, as may be agreed to by the Company and Lubin, Delano & Company, for investment banking and financial advisory services rendered in connection with acquisitions, divestitures, financings and other transactions consummated by the Company during 1995. The Company also has agreed to reimburse Lubin, Delano & Company for certain expenses. Pursuant to these arrangements, during 1995, the Company paid a fee to Lubin, Delano & Company of $400,000 as compensation for the combined services of Messrs. Delano and Lubin as President and Chairman of the Board of the Company, respectively, and accrued incentive compensation in the amount of $150,0000 based upon the 1995 operating profit of the Company. For services provided in connection with a refinancing of certain of the Company's indebtedness on January 31, 1995, the Board of Directors of the Company approved the payment to Lubin, Delano & Company of a fee consisting of $200,000 in cash.

        The Company, through the Compensation Committee, and Lubin, Delano & Company are discussing the compensation arrangements for 1996. Pending the resolution of such discussions, Lubin, Delano & Company is being compensated for the services provided by Messrs. Delano and Lubin to the Company at the basic fee rate of $400,000 per year.

        Messrs. Delano and Lubin and their affiliates are holders of $1,500,000 principal amount of the Company's 12 3/4% Senior Subordinated Notes due February 1, 2000, $1,000,000 principal amount of the

Company's 14% Junior Subordinated Convertible Notes due May 1, 2000 and $347,000 principal amount of the Company's 14% Junior Subordinated Nonconvertible Notes due May 1, 2000. In 1995, Messrs. Delano and Lubin and their affiliates received interest payments on these notes in the aggregate amount of $188,545.

        The Company made cash payments in respect of fees and expenses of approximately $376,000 to the law firm of Nixon, Hargrave, Devans & Doyle LLP during 1995. Kenneth I. Greenstein, Secretary and a director of the Company, is a stockholder of a professional corporation which is a partner in that law firm.

        PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the accounts of the Company for the year ending December 31, 1996. Ernst & Young LLP has been employed by the Company as its independent auditor since the year ended May 31, 1989.

        Stockholders are asked to approve the action of the Board of Directors in appointing Ernst & Young LLP. It is intended that, unless marked to the contrary, the shares represented by proxy shall be voted for the ratification of such appointment.

        It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

                             STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at the next annual meeting (to be held in 1997) must be received by the Secretary of the Company on or before December 4, 1996 in order to be included in the proxy statement and the proxy for that meeting. Proposals should be directed to Secretary, Lexington Precision Corporation, 767 Third Avenue, New York, New York 10017.

                                 OTHER MATTERS

        Management does not know of any other matters which are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.

        A copy of the Company's Report to Stockholders for the year ended December 31, 1995, which includes financial statements and related data, accompanies this Proxy Statement.

        According to SEC rules, the information presented in this Proxy Statement under the captions "Compensation Committee Report on Executive Compensation" and "Stock Price Performance" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

                                          By Order of the Board of Directors,

                                          Kenneth I. Greenstein
                                          Secretary
Dated:   April 15, 1996
         New York, New York

                           LEXINGTON PRECISION CORPORATION
                                  767 THIRD AVENUE
                              NEW YORK, NEW YORK 10017
    P
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
    R THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 1996 The undersigned hereby appoints as Proxies, WARREN DELANO and
    O DENNIS J. WELHOUSE, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated
    X below, all shares of capital stock of Lexington Precision Corporation held of record by the undersigned on April 1, 1996,
    Y at the Annual Meeting of Stockholders to be held on May 16, 1996 and any adjournments thereof.

            Nominees for election as directors:                            COMMENTS OR CHANGE OF ADDRESS
              William B. Conner                                            ___________________________________________
              Phillips E. Patton
                                                                           ___________________________________________

                                                                           ___________________________________________
                                                                           (If you have written in the above space,
                                                                           please mark the corresponding box on the
                                                                           reverse side of this card.)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL (OTHER THAN PROPOSAL 3), THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING
    THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE
    UNITED STATES OF AMERICA.
                                                                SEE REVERSE
                                                                   SIDE

  X         PLEASE MARK YOUR                                          SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

                     FOR               WITHHELD                                                    FOR       AGAINST     ABSTAIN
1. Election of       / /                 / /                       2. Ratify the appointment       / /        / /         / /
   Directors                                                          of Ernst & Young LLP
   (see reverse)                                                      as independent auditors.

   For, except vote withheld from the following nominee(s):        3. In their discretion, the proxies are authorized to vote
   ________________________________________________________           upon any other business that may properly come
                                                                      before the meeting.


                                                      Comments      / /
                                                        or
                                                     Change of
                                                      Address

                                                      Plan to       / /
                                                      Attend
                                                      Meeting

                                                                               IF SHARES ARE REGISTERED IN MORE THAN ONE NAME,
                                                                               THE SIGNATURES OF ALL SUCH PERSONS ARE REQUIRED.
                                                                               A CORPORATION SHOULD SIGN IN ITS FULL CORPORATE
                                                                               NAME BY A DULY AUTHORIZED OFFICER STATING HIS
                                                                               TITLE. TRUSTEES, GUARDIANS, EXECUTORS AND
                                                                               ADMINISTRATORS SHOULD SIGN IN THEIR OFFICIAL
                                                                               CAPACITY GIVING THEIR FULL TITLE AS SUCH.
                                                                               IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP
                                                                               NAME BY AUTHORIZED PERSONS.

SIGNATURE(S)_______________________________________________ DATE__________

SIGNATURE(S)_______________________________________________ DATE__________
NOTE: Please sign exactly as name appears hereon.